        Exhibit 10.3
OCTAVE SPECIALTY GROUP, INC.
PERFORMANCE STOCK UNIT AGREEMENT
FOR LONG-TERM INCENTIVE COMPENSATION AWARD
(Executive Officers with Employment Agreements)
Effective as of March 23, 2026 (the “Grant Date”), [[FIRSTNAME]] [[LASTNAME]] (the “Participant”) has been granted an Award under the Octave Specialty Group, Inc. 2024 Incentive Compensation Plan (the “Incentive Plan”). This Agreement evidences the Award, which shall consist of a Full Value Award in the form of performance stock units (“Performance Stock Units”). In addition to the terms and conditions of the Incentive Plan and the Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).
1.Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Incentive Plan.
2.Grant of Performance Stock Units. Subject to the terms of this Agreement, and the Incentive Plan, effective as of the Grant Date the Participant is hereby granted [[SHARESGRANTED]] Performance Stock Units (the “Target Performance Units”). This Award contains the right to dividend equivalents (“Dividend Equivalents”) with respect to Earned Performance Units (as defined in Section 3(a)) as described in Section 4. Each Performance Stock Unit awarded hereunder shall become earned and vested as described in Section 3 and each Earned Performance Unit (and associated Earned Dividend Equivalents thereon as described in Section 4) shall be settled in accordance with Section 5.
3.Earning, Vesting and Forfeiture of Performance Stock Units. The Performance Stock Units shall become earned and vested in accordance with the following:
(a)All Performance Stock Units shall be unearned and unvested unless and until they become earned and vested and nonforfeitable in accordance with this Section 3. The Participant shall have the ability to earn between 0% and 240% of the Target Performance Units, as determined by the Compensation Committee, based on the continuing employment of the Participant during the period beginning on January 1, 2026 and ending on the December 31, 2028 (the “Performance Period”) and satisfaction of the Performance Goals set forth in Exhibit A hereto (which is incorporated into and forms part of this Agreement). Any Performance Stock Units granted pursuant to this Agreement that become earned in accordance with this Agreement shall be referred to herein as “Earned Performance Units”. Except as provided in Section 3(b), if the Participant’s termination of employment or service with the Company (the “Termination Date”) occurs for any reason prior to the last day of the Performance Period, the Participant’s right to all Performance Stock Units (and any associated Dividend Equivalents) awarded or credited to the Participant pursuant to this Agreement shall expire and be forfeited immediately and the Participant shall have no further rights with respect to any of the Performance Stock Units (or associated Dividend Equivalents). The Earned Performance Units (and any associated Earned Dividend Equivalents) shall be settled in accordance with Section 5 hereof.
(b)Notwithstanding the provisions of Section 3(a), (x) if the Participant’s Termination Date occurs prior to the last day of the Performance Period by reason of (1) Disability (as defined in the Employment Agreement referenced in clause

(4) of this subsection)), (2) Retirement (as defined in Section 3(c)), (3) involuntary termination by the Company other than for Cause (as defined in the Employment Agreement), (4) as a result of the Company’s failure to extend the term of the Employment Agreement between Octave and the Participant, dated as of [[GRANTCODE3]] (the “Employment Agreement”) pursuant to Section 2 thereof, or (5) termination by the Participant for Good Reason (as defined in the Employment Agreement), the Participant shall be entitled to receive a prorated number of Earned Performance Units (and any associated Earned Dividend Equivalents) (calculated by multiplying the target amount of Earned Performance Units (and any associated Earned Dividend Equivalents) by a fraction the numerator of which shall be the number of days from the start of the Performance Period until the Termination Date, and the denominator being 1,095 days) that the Participant would have been entitled to receive had the Termination Date not occurred prior to the end of the Performance Period based on the greater of either (i) actual overall payout multiple determined based on satisfaction of the Performance Goals or (ii) a 100% overall payout multiple, and (y) if the Participant’s Termination Date occurs prior to the last day of the Performance Period by reason of death, the beneficiaries of Participant shall be entitled to receive the number of Earned Performance Units (and any associated Earned Dividend Equivalents) that the Participant would have been entitled to receive had the Termination Date not occurred prior to the end of the Performance Period at a 100% overall payout multiple regardless of the outcome of the Performance Goals, Total Shareholder Return or Relative Total Shareholder Return (which shall be equal to the number of Target Performance Units plus any Earned Dividend Equivalents). For the avoidance of doubt, if the Participant has an employment agreement which provides that this Agreement will govern if this Agreement provides for greater vesting acceleration upon a Participant’s termination of employment, then all of the provisions (including, but not limited to, terms and timing) of this Section 3(b) shall govern.
(c)For purposes of the Award evidenced by this Agreement, (i) the terms “Cause,” “Disability” and “Good Reason” shall have the meanings specified in the Employment Agreement, and (ii) the Participant’s Termination Date shall be considered to occur on account of “Retirement” if the Participant’s Termination Date occurs on or after the date on which the following conditions have been satisfied and such Termination Date does not occur for any other reason: (x) the Participant has attained age 60; (y) the Participant has provided at least ten (10) years of service to the Company; and (z) the Participant has provided at least 90 days’ prior notice of Participant’s Termination Date due to retirement from the Company.
4.Dividend Equivalents. The Participant shall be credited with Dividend Equivalents, which may consist of Deferred Cash Dividend Equivalents or Dividend Equivalent Units (each as defined below), as follows:
(a)If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in cash, then as of the dividend payment date, the Participant shall be credited with a right to receive a “Deferred Cash Dividend Equivalent” equal to (i) the cash dividend paid with respect to a share of Common Stock, multiplied by (ii) 240% of the Target Performance Units (the “Maximum Performance Units”).
(b)If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in shares of Common Stock, then as of the dividend payment date the Participant shall be credited with that number of “Dividend

Equivalent Units” equal to (i) the number of shares of Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii)(A) the number of Maximum Performance Units plus (B) the number of previously credited Dividend Equivalent Units with respect to such Performance Stock Units, if any, rounded down to the nearest whole number.
Dividend Equivalents shall be earned on the same basis and to the same extent that the Performance Stock Units to which they relate become Earned Performance Units. Therefore, the Participant shall only earn Dividend Equivalents with respect to Earned Performance Units and, to the extent that any Dividend Equivalents are credited to the Participant pursuant to this Section 4 and are not earned in accordance with this Agreement, they shall be forfeited and the Participant shall have no further rights with respect thereto under this Agreement or otherwise. Any Dividend Equivalents credited to the Participant pursuant to this Section 4 that become earned in accordance with this Agreement are sometimes referred to as “Earned Dividend Equivalents.”
5.Settlement. Subject to the terms and conditions of this Agreement, the Earned Performance Units (and associated Earned Dividend Equivalents) shall be settled as soon as practically possible, but not later than March 15 following the end of the Performance Period (the “Settlement Date”) subject to Special Section 409A Rules in Section 17; provided that in the case of death of a Participant, the Settlement Date shall be the Participant’s Termination Date. Settlement of the Earned Performance Units and Earned Dividend Equivalent Units on the Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Earned Performance Unit and associated Dividend Equivalent Unit (any fractional share being rounded up to the next whole unit). Settlement of Earned Deferred Cash Dividend Equivalents on the Settlement Date shall be paid in cash. Upon the settlement of any Earned Performance Unit and associated Earned Dividend Equivalent Units, such Earned Performance Unit and Earned Dividend Equivalent Units shall be cancelled. Any Performance Stock Units and associated Dividend Equivalents outstanding as of the last day of the Performance Period that do not become Earned Performance Units and associated Earned Dividend Equivalents shall be automatically cancelled as of the last day of the Performance Period.
6.Withholding. The Award and settlement thereof are subject to withholding of all applicable taxes. Such withholding obligations shall be satisfied through amounts that the Participant is otherwise to receive upon settlement.
7.Transferability. The Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
8.Heirs and Successors. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such rights shall be delivered to the Participant’s estate.
9.Administration. The authority to administer and interpret this Agreement shall be vested in the Compensation Committee, and the Compensation Committee shall have all the powers with respect to this Agreement as it has with respect to the Incentive Plan. Any interpretation of the Agreement by the Compensation Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
10.Adjustment of Award. In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock, the Compensation Committee shall, in order to preserve the benefits or prevent the enlargement of benefits of this Award, and in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares subject to this Award and (b) make any other adjustments that the Compensation Committee determines to be equitable (which may include, without limitation, (i) replacement of this Award with other Awards which the Compensation Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of this Award in return for cash payment of the then current value of this Award, determined as though this Award is fully vested at the time of payment).
11.Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, through Ambac’s stock compensation administration system or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to Ambac at its principal offices, to the Participant at the Participant’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.
12.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.
13.Amendments. The Board of Directors may, at any time, amend or terminate the Incentive Plan, and the Board of Directors or the Compensation Committee may amend this Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment or termination is adopted by the Board of Directors or the Compensation Committee, as the case may be.
14.Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Participant the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Incentive Plan, or this Agreement, unless such right or claim has specifically accrued under the terms of the Incentive Plan and this Agreement.
15.Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
16.Incentive Plan Governs. The Award evidenced by this Agreement is granted pursuant to the Incentive Plan, and the Performance Stock Units and this Agreement are in all respects governed by the Incentive Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.
17.Special Section 409A Rules. To the fullest extent possible, amounts and other benefits payable under the Agreement are intended to comply with or be exempt from the provisions of section 409A of the Code. This Agreement will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent; provided, however, that the Company does not guarantee the tax treatment of the Award. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service; and
(b)the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

EXHIBIT A
The Award evidenced by the Agreement shall be earned based on the satisfaction of the Performance Goals described in this Exhibit A (the “Performance Goals”) determined based on the rating calculated pursuant to the following table, subject to the RTSR modifier discussed below:

		Insurance Distribution segment
Rating	Payout Multiple	Adjusted EBITDA Growth	Organic Revenue Growth
1	2.00	63.0%	29.0%
2	1.00	57.0%	22.0%
3	0.00	51.0%	17.0%
Capitalized terms shall have the meanings set forth below.
With respect to the Performance Goals, the applicable rating shall be determined as follows: (i) 60% shall be based on Adjusted EBITDA Growth; and (ii) 40% shall be based on Organic Revenue Growth. Linear interpolation between payout multiples of Adjusted EBITDA Growth, and Organic Revenue Growth, as applicable, will result in a proportionate number of the Target Performance Units (and associated Dividend Equivalents) becoming Earned Performance Units (and Earned Dividend Equivalents).
All metrics noted in this table shall be neutral to the effects of changes to US GAAP.
All determinations as to whether the Performance Goals have been satisfied will be determined by the Compensation Committee.
Notwithstanding anything in this Exhibit A to the contrary, the number of Target Performance Units (and associated Dividend Equivalents) that become Earned Performance Units (and Earned Dividend Equivalents) based on the level of achievement of the metrics set forth in table above shall be adjusted, either upwards or downwards, based on OSG’s RTSR Percentile Ranking for the Performance Period, in accordance with the table below, as determined by the Compensation Committee. If the stock performance is negative over the 3-year performance period and the RTSR is top 75th percentile or above, then the payout multiplier will be capped at 100%. For the avoidance of doubt, in no event shall the Participant earn more than 240% of the Target Performance Units after the RTSR modifier is applied.

RTSR Percentile Ranking	RTSR Modifier
75th percentile or above	120% of overall payout multiple
Between 25th and 75th percentile	100% of overall payout multiple
25th percentile or below	80% of overall payout multiple

For purposes of this Exhibit A, the following definitions shall apply:
OSG: Octave Specialty Group, Inc.
Adjusted EBITDA: Shall measure the core earnings power of OSG’s Insurance Distribution segment only. For 2026, 2027 and 2028, Adjusted EBITDA metric is calculated on Adjusted EBITDA after NCI. Adjusted EBITDA shall include net income (loss) before interest, taxes, depreciation, amortization (calculated in accordance with US GAAP as in effect at beginning of the Performance Period), change in fair value of contingent consideration, including neutralizing the impact of changes in performance on incentive compensation, share-based compensation expense, acquisition and integration related expenses, severance and restructuring costs, and other non-recurring exceptional items, including costs related to raising capital. Adjusted EBITDA shall also include de-novo/start-up MGAs and programs that are past the start-up period of 3 years (including the impact of control acquisitions).
Adjusted EBITDA Growth: Shall be calculated by dividing 2028 Adjusted EBITDA by 2025 Adjusted EBITDA (^1/3 – 1).

Organic Revenue: Includes revenue for OSG’s Insurance Distribution segment only that is based on commissions and fees for the relevant period excluding (i) the first twelve months of commissions and fees generated from acquisitions, (ii) commissions and fees from divestitures and (iii) and other items such as contingent commissions, and the impact of changes in foreign exchange rates.
Organic Revenue Growth: shall measure the change in Organic Revenue period-to-period in OSG’s Insurance Distribution segment. Organic Revenue Growth shall be calculated as follows: (1+Y1 Organic Growth) * (1+Y2 Organic Growth) * (1+Y3 Organic Growth) ^1/3–1 which will agree to the annual Organic Growth rates shown in OSG’s Annual Reports on Form 10-K over the three-year measurement period.
Performance Period: period in which the performance metrics are measured will be from 1/1/2026 to 12/31/2028.
Peer Group: The Russell 2000 Index.
Relative Total Shareholder Return, or RTSR: The percentile rank of the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of all members of the Russell 2000 Index at the end of the Performance Period.
Total Shareholder Return: With respect to each of the Common Stock and the common stock of each of the members of the Russell 2000 Index, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of OSG and the members of the Peer Group, (i) the beginning stock price will be based on the average of the twenty (20) trading days immediately prior to the first day of the Performance Period on the principal stock exchange on which the stock is then listed or admitted to trading and the ending stock price will be based on the average of the last twenty (20) trading days of the Performance Period on the principal stock exchange on which the stock is then listed or admitted to trading and (ii) reinvestment of dividends shall be assumed to be reinvested on the ex-dividend date using the closing stock price on the ex-dividend date.